UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 19, 2017

DATA STORAGE CORPORATION

(Exact name of registrant as specified in its charter)

 (Former Name of Registrant)

Nevada	00135384	98-0530147
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

48 South Service Road

Melville, New York 11747

(Address of principal executive offices) (zip code)

212-564-4922

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 19, 2017, Data Storage Corporation (the "Company") entered into a non-binding term sheet (the “Term Sheet”) with Broadsmart Florida, Inc. (“Broadsmart”), a privately held provider of telecommunications services serving customers in the State of Florida, to acquire 100% of the issued and outstanding shares of common stock of Broadsmart.

The Term Sheet contemplates the acquisition by the Company, or a subsidiary of the Company, of all of the outstanding capital stock of Broadsmart (the “Shares”) and all assets related to the business of Broadsmart (“collectively, the Broadsmart Business”), with Broadsmart becoming a wholly-owned subsidiary of the Company or a subsidiary of the Company following the closing of the proposed transaction, in consideration of certain incidental cash consideration payable by the Company to Broadsmart and 15% of the net billing of Broadsmart, net of any taxes owed, payable to Broadsmart by the Company on a monthly-basis during the term of the end user agreement.

Additionally, on March 13, 2018, the Company’s subsidiary, Nexxis Inc. (“Nexxis”), and Broadsmart, jointly filed with the Federal Communications Commission (“FCC”) that certain Joint Application for Consent to Acquire Control of an Authorized Provider of Domestic Interstate and International Telecommunications Services Pursuant to Section 214 of the Communications Act of 1934, as amended, pursuant to which Nexxis and Broadsmart jointly requested the FCC’s authorization of the acquisition by Nexxis of the Shares (the “Acquisition”). On April 20, 2018, the FCC granted its authorization of the Acquisition.

There is no guarantee that the Company through its subsidiary will be able to close the acquisition of Broadsmart at all or in accordance with the above terms. The closing is subject to Board approval of both parties, obtaining an audit for Broadsmart, standard due diligence and entering a definitive agreement of which there is no guarantee.

Item 9.01                      Financial Statements and Exhibits

Exhibit Number	Description

99.1	Letter of Intent between Data Storage Corporation and Broadsmart Florida, Inc. dated September 26, 2018

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATA STORAGE CORPORATION

Date: October 3, 2018	By:	/s/ Charles M. Piluso
Charles M. Piluso
Chief Executive Officer